                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             WAL-MART STORES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             WAL-MART STORES, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                             WAL*MART STORES, INC.
                          Bentonville, Arkansas 72716
                                (501) 273-4000
                               www.wal-mart.com



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held June 4, 1999



     Please join us for the 1999 Annual Meeting of Shareholders of Wal-Mart Stores, Inc. The Annual Meeting will be held on Friday, June 4, 1999, at 9:00 A.M. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:00 A.M.

     The purposes of the Annual Meeting are:


        (1)  Election of directors;


        (2) To act on a proposed amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock;


        (3) To act on four shareholder proposals described on pages 14 to 20 of the Proxy Statement; and


        (4)  Any other business that may properly come before the Meeting.


     You must be a shareholder of record at the close of business on April 6, 1999, to vote at the Annual Meeting. If you plan to attend, please bring the Admittance Slip on the back cover. Regardless of whether you will attend, please vote by signing, dating and returning the enclosed proxy card. Voting by mail will not prevent you from voting in person at the Meeting.


                                       By Order of the Board of Directors

                                              /s/ ROBERT K. RHOADS

                                                Robert K. Rhoads
                                                   Secretary

Bentonville, Arkansas
April 19, 1999

                ----------------------------------------------
                |Annual Meeting Admittance Slip on Back Cover|
                ----------------------------------------------

                             WAL*MART STORES, INC.
                          Bentonville, Arkansas 72716
                                (501) 273-4000


                                PROXY STATEMENT

     This Proxy Statement is being mailed beginning April 19, 1999, in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders. The Meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 4, 1999, at 9:00 A.M. Pre-meeting activities start at 7:00 A.M.

                               TABLE OF CONTENTS

INFORMATION ABOUT THE ELECTION OF DIRECTORS....................................2

   Nominees for Director.......................................................2

   Compensation of Directors...................................................4

   Board Meetings and Committees...............................................4

   Transactions with Wal-Mart..................................................5

EXECUTIVE COMPENSATION.........................................................5

   Compensation and Nominating Committee Report................................5

   Summary Compensation Table..................................................8

   Option Grants...............................................................9

STOCK OWNERSHIP...............................................................10

   Ownership of Major Shareholders............................................10

   Holdings of Officers and Directors.........................................11

   Ownership Reporting Compliance.............................................12

STOCK PERFORMANCE CHART.......................................................13

PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES..........................13

SHAREHOLDER PROPOSALS.........................................................14

INDEPENDENT AUDITORS..........................................................21

DIRECTIONS TO THE MEETING AND ADMITTANCE SLIP.........................Back Cover

  Your proxy is solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses brokerage houses and others for forwarding proxy material to you.

  Wal-Mart's Board of Directors approved a two-for-one stock split at its meeting on March 4, 1999. The stock split is payable on April 19 to shareholders of record on March 19. Although the stock split will not be paid until after the record date for the Annual Meeting, all stock ownership numbers in the proxy statement reflect the stock split.

                              VOTING INFORMATION

  Who can vote? If you owned shares at the close of business on April 6, 1999, you are entitled to vote. You are entitled to one vote for each share you owned on that date on each matter presented at the Meeting. As of March 31, 1999 there were 2,224,909,427 shares outstanding.

  How does the stock split affect my vote? Because the payable date for the stock split is after the record date for the Annual Meeting, you will be voting pre-split shares.

  Who counts votes? First Chicago Trust Company of New York will count the votes represented by proxy. Two employees of First Chicago have been appointed by the Board as independent inspectors of the election.

  Is my vote confidential? Your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless required by law, requested by you, or your vote is cast in a contested election. If you write comments on your proxy card, your comments, name and address will be provided to Wal-Mart, but how you voted will remain confidential.

  What vote is required to pass an item of business? The holders of the majority of the outstanding stock must be present in person or represented by proxy to hold the Meeting. The vote of the holders of a majority of stock present in person or by proxy is required to elect any director or to approve the shareholder proposals. The vote of the holders of a majority of Wal-Mart's outstanding stock is required to approve the increase in the number of authorized shares.

  Votes withheld from nominees for director, abstentions and broker non-votes count toward a quorum. Votes withheld from nominees for director and abstentions on proposals have the same effect as votes against them. Broker non-votes have no effect on the outcome of the election of directors or shareholder proposals but will have the effect of a vote against the proposal to increase the number of authorized shares.

  Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director, FOR the amendment to the Articles of Incorporation and AGAINST the shareholder proposals.

  How do I vote? You can vote in person at the Annual Meeting or you can vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. There are three ways for you to send in your proxy:

 . Mail the proxy voting card in the enclosed return envelope;

 . Call 1-800-OK 2 VOTE (1-800-652-8683); or

 . Log on to the Internet at:
      http://www.eproxyvote.com/wmt
  and follow the instructions at that site.

To use the second two methods, you must hold the shares in your own name rather than through a broker.

  Can I revoke my proxy? Yes. There are three ways for you to revoke your proxy before your proxy holder votes your shares:

 . File a written revocation with Wal-Mart's Secretary before the Meeting;

 . Sign a proxy bearing a later date; or

 . Vote in person at the Meeting.

              ITEM 1: INFORMATION ABOUT THE ELECTION OF DIRECTORS

  Wal-Mart's directors are elected at each annual meeting and hold office until the next election. All nominees are presently directors of Wal-Mart. Following the Annual Meeting, Wal-Mart will have 15 directors. The Board has authority under Wal-Mart's Bylaws to fill vacancies and to increase or decrease its size between annual meetings.

  Your proxy holder will vote your shares for the nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board unless you withhold this authority.

                             NOMINEES FOR DIRECTOR

  The following candidates are nominated by the Board. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of the business environment, willingness to devote adequate time to Board duties, and ability to make independent, analytical inquiries. The Board is committed to diversified membership. The Board does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees.

                                                                                        Director
                                                                                        --------
Name                   Age   Business Experience                                           Since
----                   ---   -------------------                                           -----
Jeronimo Arango         73   Former Chairman of the Board and                               1997
                             Founder of Cifra, S.A. de C.V., the largest
                             retailer in Mexico, from December 1958 to March 1999.

John A. Cooper, Jr.     60   Chairman of the Board of Cooper                                1980
                             Communities, Inc., which is engaged in real
                             estate development.  He is also a director of
                             Entergy Corporation and J.B. Hunt Transport Services, Inc.

Stephen Friedman        61   Limited Partner of Goldman, Sachs & Co.                        1996
                             since 1994 and Senior Chairman and Limited
                             Partner of Goldman, Sachs & Co. from
                             December 1994 to April 1998.  Senior advisor to
                             Marsh & McLennan Risk Capital Corp. since
                             April 1998. He was previously Co-Chairman &
                             sole Chairman of Goldman, Sachs & Co.  He is
                             also a director of Fannie Mae.

Stanley C. Gault        73   Retired Chairman of the Goodyear Tire &                        1996
                             Rubber Company from June 1991 to June 1996
                             and Chief Executive Officer of the Goodyear Tire
                             & Rubber Company from June 1991 to January
                             1996.  Mr. Gault previously served as Chairman
                             and Chief Executive Officer of Rubbermaid
                             Incorporated.  He is also a director of Avon
                             Products, Inc., The Timken Company and Vencor Inc.

David D. Glass          63   President and Chief Executive Officer of Wal-Mart.             1977


                                                                                                 Director
                                                                                                 --------
Name                           Age    Business Experience                                           Since
----                           ---    -------------------                                           -----
Roland A. Hernandez             41    Chief Executive Officer and Chairman of                        1998
                                      Telemundo Group, Inc., a Spanish-language
                                      television station company. From March 1995 to
                                      July 1998 he served as President and Chief Executive
                                      Officer of Telemundo Group, Inc.  He was previously the
                                      President of Interspan Communications, Inc.

Dr. Frederick S. Humphries      63    President of Florida A&M University.  He is                    1993
                                      also a director of Brinker International, Inc.

E. Stanley Kroenke*             51    Chairman of The Kroenke Group, which is  1995
                                      engaged in real estate development, and co-owner
                                      of the St. Louis Rams National Football League
                                      franchise.

Elizabeth A. Sanders            53    Management consultant with The Sanders                         1993
                                      Partnership since 1990.  She was previously a
                                      Vice-President and General Manager for
                                      Nordstrom, Inc.  She is also a director of
                                      Advantica Restaurant Group, Inc., Washington
                                      Mutual, Inc., Wellpoint, Inc., and Wolverine
                                      Worldwide, Inc.

Jack C. Shewmaker               61    International consultant, rancher and retired                  1977
                                      Wal-Mart executive.

Donald G. Soderquist            65    Senior Vice Chairman of Wal-Mart.  He was                      1980
                                      Vice Chairman and Chief Operating Officer of
                                      Wal-Mart from January 1988 to January 1999.

Dr. Paula Stern                 54    President of The Stern Group, Inc., an                         1995
                                      international trade advisory firm, since 1989.  She
                                      previously chaired the U.S. International Trade
                                      Commission.  Dr. Stern is also a director of Avon
                                      Products, Inc., Columbia Broadcasting System,
                                      Inc., Harcourt General, Inc. and Infinity
                                      Broadcasting Corp.

Jose H. Villarreal              45    Partner in the San Antonio offices of the law                  1998
                                      firm of Akin, Gump, Strauss, Hauer & Feld,
                                      L.L.P., from July 1994 to the present.  He was
                                      previously a partner with the law firm of
                                      McGinnis, Lochridge & Kilgore, L.L.P.  He is
                                      also a director of Fannie Mae.

John T. Walton*                 52    Chairman of True North Partners, L.L.C.                        1992
                                      (formerly Quantum Partners, L.L.C.), which
                                      holds investments in technology companies.

S. Robson Walton*               54    Chairman of the Board of Wal-Mart.                             1978

* S. Robson Walton and John T. Walton are brothers. E. Stanley Kroenke is their first cousin by marriage.

                           COMPENSATION OF DIRECTORS

          During the calendar year ended December 31, 1998, the compensation paid to outside directors was $50,000, paid in quarterly increments of $12,500. At least one-half of the retainer is taken in Wal-Mart stock or stock units. Chairpersons of board committees receive an additional retainer of $3,000. Each outside director was paid $1,500 per day, not to exceed 30 days per year, for Board-related work outside of the scope of regular director duties. Directors are not paid for meeting attendance but are reimbursed for expenses incurred in attending the meetings.

          At the Board's March 1999 meeting, the Board approved annual stock option grants to the directors in order to more closely link the Board's compensation to the interests of shareholders. The option grants are expected to be made annually in conjunction with the Company's annual meeting. No grants have been made to date.

          During the fiscal year ended January 31, 1999, Jack Shewmaker received certain benefits available to Company executives, and his health insurance costs were paid by the Company.

                         BOARD MEETINGS AND COMMITTEES

          The Board held four regular meetings and three telephonic meetings during the year to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval. The Board has five committees: the Audit Committee, the Compensation and Nominating Committee, the Executive Committee, the Stock Option Committee, and the Strategic Planning and Finance Committee. For the 1999 fiscal year, the Audit Committee met five times, the Compensation and Nominating Committee met six times, the Stock Option Committee met four times, and the Strategic Planning and Finance Committee met four times. The Executive Committee did not meet, but acted by written unanimous consents to action during the year. These committees are described in more detail below.

          Audit Committee: This Committee monitors the financial condition of Wal-Mart, reviews its financial policies and procedures, its internal accounting controls and the objectivity of its financial reporting and makes recommendations to the Board concerning the engagement of the independent auditors. The Committee also reviews transactions between the Company and officers or directors. Elizabeth Sanders chairs the Committee. Other Committee members are Roland Hernandez, Jack Shewmaker and Paula Stern.

          Compensation and Nominating Committee: This Committee administers Wal-Mart's Stock Incentive Plan for executive officers, sets the interest rate applicable to the Deferred Compensation Plan, sets and verifies attainment of goals under the Management Incentive Plan and reviews the salary and benefits structure for executive officers. This Committee also recommends to the Board nominees for directors. John Cooper, Jr., chairs the Committee. Other Committee members are Fred Humphries, Jose Villarreal and John Walton.

          Executive Committee: This Committee implements policy decisions of the Board and acts on its behalf between meetings. The Committee consists of David Glass, Don Soderquist and Rob Walton.

          Stock Option Committee: This Committee administers Wal-Mart's Stock Incentive Plan, except with respect to executive officers. Rob Walton chairs the Committee. Other Committee members are David Glass and Don Soderquist.

          Strategic Planning and Finance Committee: This Committee considers important financial decisions of the Company and engages in long-range strategic planning. Stanley Gault chairs the Committee. Other Committee members are Jeronimo Arango, Stephen Friedman and Stan Kroenke.

          For the fiscal year ended January 31, 1999, overall attendance at all Board and committee meetings was over 90%. With the exception of Stanley Gault, each incumbent director attended at least 75% of the Board meetings and 75% of the meetings of committees on which he or she served.

                   RELATED-PARTY TRANSACTIONS WITH WAL-MART

          During the fiscal year ended January 31, 1999, Stan Kroenke, a director, held interests in shopping center developments which leased space to Wal-Mart for 46 store and Sam's Club locations. Total rents and maintenance fees paid by Wal-Mart under these leases for the fiscal year were $31,428,253. Mr. Kroenke's interest in the amounts paid was $19,881,101. We believe that rents and fees paid for this leased space are competitive with amounts that would be paid to a third party to lease similar space.

          Additionally, during the fiscal year Wal-Mart paid the Kroenke/THF Utility Co., a utility company in which Mr. Kroenke has an ownership interest, $110,821 for utility services provided to two stores. Mr. Kroenke's interest in the amounts paid was $40,634. Wal-Mart also paid $140,163 in expenses related to signs and other items at ten stores to entities he owns. Mr. Kroenke's interest in the amounts paid was $89,704.

          Frank Robson, the brother of Helen R. Walton, a beneficial owner of more than 5% of Wal-Mart stock, held various ownership interests in nine store locations leased by Wal-Mart. The Company paid rents and maintenance fees of $2,277,063 under the leases for the fiscal year ended January 31, 1999. We believe that the rents and maintenance fees paid under the leases are competitive with amounts that would be paid to a third party to lease similar space.

          Alice Walton, a beneficial owner of more than 5% of Wal-Mart stock, has an indirect interest in U.S. Housewares Corporation. A wholly owned subsidiary of U.S. Housewares Corporation sold $4,594,000 in consumer products to the Company during the fiscal year ended January 31, 1999. Ms. Walton also has an indirect interest in Loadhandler Industries, Inc., which had sales of $1,271,217 to the Company during the fiscal year. We believe that these transactions were competitive with amounts that would be paid to third parties in similar transactions.

          In March 1998 Wal-Mart's Board of Directors approved an agreement between the Company and Walton Enterprises, L.P., providing that the Company would register on behalf of Walton Enterprises up to 25 million shares of Wal-Mart stock. Walton Enterprises is the entity through which the Walton family holds most of its Wal-Mart stock. On June 16, 1998, the Company filed a Registration Statement on behalf of Walton Enterprises registering 14,710,000 shares. Walton Enterprises reimbursed the Company or paid directly all fees and expenses incurred by the Company in connection with the Registration Statement and subsequent prospectus supplements.

          Stephen Friedman, a director, is a limited partner of Goldman, Sachs & Co. ("Goldman"). Goldman and its subsidiaries have provided investment banking and related financial services to the Company during fiscal 1999 and are expected to provide similar services to the Company during fiscal 2000. Additionally, Manhattan Products, Inc., which is owned by members of Mr. Friedman's family, had sales to Wal-Mart of $2,695,021 during the past fiscal year.


                            EXECUTIVE COMPENSATION

                          COMPENSATION AND NOMINATING
                               COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

          Compensation Philosophy: Wal-Mart's executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to Wal-Mart; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to Wal-Mart and develop pride and a sense of Company ownership, all in a manner consistent with shareholder interests.

          The Compensation and Nominating Committee set the salaries of David Glass, the Chief Executive Officer, and Rob Walton, the Chairman. The Committee approved the salaries of Don Soderquist and Paul Carter, Wal-Mart executives who served on the Board of Directors during the fiscal year. As a part of its oversight of the Company's compensation programs, the Committee also reviewed the salaries paid to certain other Wal-Mart executives.

          The executive officers' compensation package has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) incentive payments under the Company's Management Incentive Plan, which may be earned annually depending on the Company's achievement of pre-established goals relating to increases in pre-tax profits. Wal-Mart has a Deferred Compensation Plan under which executives may defer compensation, with interest accruing on amounts deferred. Incentive payments on the amounts deferred are accrued annually starting 10 years after the initial deferral. Company executives also participate in the Company's 401(k) Plan and its Profit Sharing Plan, which is a defined contribution retirement plan with its assets primarily invested in Wal-Mart stock.

          Base Salary: Base salaries of Company executives are based on Wal-Mart's performance for the prior fiscal year and upon a subjective evaluation of each executive's contribution to that performance. In evaluating overall Company performance, the primary focus is on Wal-Mart's financial performance for the year as measured by net income, total sales, comparable store sales, return on assets and shareholders' equity. Other criteria, including whether Wal-Mart conducts its operations in accordance with the business and social standards expected by its associates, shareholders and the communities in which it operates, are also considered.

          Equity Participation: Stock options are generally granted annually under Wal-Mart's Stock Incentive Plan in order to link executives' compensation to the long-term financial success of Wal-Mart, as measured by stock performance. Options are generally priced at 100% of the closing price of Wal-Mart stock on the day of grant. They typically vest in equal annual increments, beginning one year from the date of grant. Options granted on or after November 17, 1995, vest in seven annual installments.

          The total number of options awarded to each executive is generally based on an option grant dollar amount divided by the option's exercise price. The option grant dollar amount is the product of the executive's base salary multiplied by the appropriate stock option grant percentage. For example, if an executive makes $100,000 per year and the percentage applied is 150%, the option grant dollar amount for the executive is $150,000. This amount is divided by the stock price on the date of grant. In this example, $150,000 divided by a stock price of $80 will result in a grant of an option to purchase 1,875 shares at $80 per share.

          The Committee establishes the percentages for, and makes awards of options to, executive officers required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Section 16 persons"). These percentages are based on a subjective evaluation of the performance of each executive without regard to the number of options held by or previously granted to the executive.

          In addition to stock options, certain executives are from time to time granted restricted stock under Wal-Mart's Stock Incentive Plan. Any award of restricted stock to Section 16 persons will be made by the Committee, which sets the vesting criteria. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to remain with or to become associated with the Company.

          Incentive Payments: Incentive payments are made under Wal-Mart's Management Incentive Plan upon achievement of pre-established performance criteria. For the 1999 fiscal year, the Committee set three levels of overall performance objectives for the Company: threshold, business plan and maximum.

          Corresponding incentive levels for the 1999 fiscal year were assigned to participants in the plan by the Committee as percentages of base salary. These incentive levels are tied directly to the achievement of specific levels of performance objectives. Incentive percentages ranging from a low of 15% of base salary at the threshold level to a high of 200% at the maximum level were payable under the plan to an executive group including, among others, the Chairman, Chief Executive Officer, Senior Vice Chairman, Vice Chairman and Chief Operating Officer and Chief Financial Officer. For these officers, performance goals are based on overall corporate performance. For divisional executives, performance goals are based on a combination of corporate and divisional performance.

          For the fiscal year ended January 31, 1999, corporate pre-tax profits exceeded the maximum level set by the Committee. As a result, incentive payments were made under the Management Incentive Plan in March of 1999 for performance in the fiscal year ended January 31, 1999.

          Compensation of the Chief Executive Officer: During fiscal year 1999, David Glass, Wal-Mart's Chief Executive Officer, received a base salary of $1,220,000, an increase of 5.2% from the prior fiscal year. He was also granted options to purchase 180,472 shares of Wal-Mart stock. Mr. Glass's salary increase and option grant were based on a subjective evaluation which considered, in part, Wal-Mart's financial performance for the fiscal year ended January 31, 1998 (i.e., a 15.4% increase in net income; a 12.5% increase in total sales; a 6.1% increase in comparable store sales; and a 19.8% return on average shareholders' equity). The option grant was also based on a subjective evaluation which considered, in part, the projected financial performance of the Company for the fiscal year ended January 31, 1999 (i.e., a 25.6% increase in net income; a 16.7% increase in total sales; a 9.0% increase in comparable store sales; and a 22.4% return on average shareholders' equity). Mr. Glass also received an incentive payment of $2,440,000 under Wal-Mart's Management Incentive Plan. This bonus was based on Wal-Mart's achievement of the pre-tax net profit performance goals established by the Committee and was paid in the current fiscal year but relates to performance in the fiscal year ended January 31, 1999. During the fiscal year, Mr. Glass also received an award of 93,750 shares of restricted stock.

          Deductibility of Compensation: Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m).

          Mr. Glass deferred a portion of his compensation during the fiscal year ended January 31, 1999, so that during the year he actually received less than $1 million in compensation. Because his base salary for the fiscal year ending on January 31, 2000, will exceed $1 million, Mr. Glass has volunteered to defer receipt of that portion of his base salary in excess of $1 million until after his retirement. This allows Wal-Mart to deduct the deferred portion of his base salary when it is paid after his retirement.

          This report is submitted by the Compensation and Nominating Committee:

                  John A. Cooper, Jr.
                  Dr. Frederick S. Humphries
                  Jose H. Villarreal
                  John T. Walton

                             SUMMARY COMPENSATION

This table shows the compensation during each of the Company's last three fiscal years paid to Wal-Mart's Chief Executive Officer and four other most highly compensated executive officers based on compensation earned during the fiscal year ended January 31, 1999.

                                         Annual compensation                                  Long-term compensation
                                         -------------------                                  ----------------------

                               Fiscal                                   Other       Restricted       Number of
                                year                  Incentive         annual        stock           shares          All other
        Name and               ended     Salary        Payment       compensation     awards        underlying      compensation
        position              Jan. 31,   ($)(1)          (3)            ($)(4)        ($)(5)        options (6)        ($)(7)
--------------------------------------------------------------------------------------------------------------------------------
David D. Glass                   1999  1,130,746(2)   2,440,000         85,071       3,000,000         180,472        419,478
 President and                   1998  1,163,846      1,102,000         80,678       2,000,000         174,272        221,023
 Chief Executive Officer         1997  1,085,000        377,580         71,363               0         271,250         40,436
--------------------------------------------------------------------------------------------------------------------------------
Donald G. Soderquist             1999    946,342      1,440,000              0       2,500,000         130,136         89,190
 Senior Vice Chairman            1998    906,000        755,700              0       1,750,000         114,680         51,352
                                 1997    860,000        299,280              0               0         179,166         30,866
--------------------------------------------------------------------------------------------------------------------------------
Bob L. Martin                    1999    683,048      1,008,000         14,691       2,000,000          88,730         88,151
 Executive Vice President        1998    549,827        495,000         14,514       1,500,000          75,118         43,541
 and President of the            1997    500,000         87,000         23,708               0         104,166         18,011
 International Division
--------------------------------------------------------------------------------------------------------------------------------
H. Lee Scott, Jr.                1999    668,204      1,126,154              0       2,000,000         100,266         53,167
 Vice Chairman and               1998    489,615        453,750              0       1,500,000         100,000         27,452
 Chief Operating Officer         1997    390,000        138,645              0               0          81,250         14,174
--------------------------------------------------------------------------------------------------------------------------------
Thomas M. Coughlin               1999    655,841      1,008,000         24,469       2,000,000          86,228         92,081
 Executive Vice President        1998    487,923        453,750         21,623       1,500,000          68,858         57,809
 and President of the            1997    420,000        149,310         35,930               0          87,500         17,690
 Wal-Mart Stores Division

(1) This column includes compensation earned during the fiscal year, but deferred.

(2) This amount differs slightly from the amount shown in the Compensation and Nominating Committee Report due to differences between the fiscal year and the compensation year.

(3) Incentive payments in this column relate to performance under the Management Incentive Plan during the January 31, 1997, 1998 and 1999 fiscal years but were paid during the January 31, 1998, 1999 and 2000 fiscal years, respectively.

(4) These amounts are incentive payments on amounts deferred under the Officer Deferred Compensation Plan. These amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any named officer.

(5) Restricted stock shares were awarded during the fiscal year ended January 31, 1999. The fair market value on the date of grant was $32 per share. Awards were made to Messrs. Glass, Soderquist, Martin, Scott, and Coughlin in the amounts of 93,750, 78,126, 62,500, 62,500, and 62,500 shares, respectively. Dividends are paid on the restricted stock. The awards generally vest in three equal increments--three years from the date of grant, seven years from the date of grant, and upon attainment of age 65. The restricted stock of David Glass and Don Soderquist vests one-third three years from the date of grant and two-thirds seven years from the date of grant.

(6) The number of shares underlying options is shown on a post-stock split basis.

(7) "All other compensation" for the fiscal year ended January 31, 1999, includes Company contributions to Wal-Mart's Profit Sharing, Supplemental Executive Retirement and 401(k) plans, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:


                               Profit                                                       Life
                               Sharing         SERP            401(k)      Above-market   Insurance
      Name                  contributions  contributions  contributions      interest     premiums
----------------------------------------------------------------------------------------------------
 David D. Glass                 $3,200        $82,911         $3,200         $330,081        $86
----------------------------------------------------------------------------------------------------
 Donald G. Soderquist           $3,200        $61,437         $3,200         $ 21,267        $86
----------------------------------------------------------------------------------------------------
 Bob L. Martin                  $3,200        $39,255         $3,200         $ 42,410        $86
----------------------------------------------------------------------------------------------------
 H. Lee Scott, Jr.              $3,200        $38,501         $3,200         $  8,180        $86
----------------------------------------------------------------------------------------------------
 Thomas M. Coughlin             $3,200        $35,589         $3,200         $ 50,006        $86

                       OPTION GRANTS IN LAST FISCAL YEAR

This table shows all options to acquire shares of Wal-Mart stock granted to the named executive officers during the fiscal year ended January 31, 1999. The table reflects the stock split as if it has already occurred.

                               Individual Grants
                               -----------------


                          Number of       Percent of
                            Shares      total options
                          underlying      granted to      Exercise                      Grant date
                           options      associates in   price/share    Expiration     present value
     NAME                  granted       fiscal year        (1)           date              (2)
----------------------------------------------------------------------------------------------------
David D. Glass              58,090          0.83%         $19.969        7/31/08        $  924,212
                           122,382          1.76%         $39.875        1/13/09        $1,706,005
----------------------------------------------------------------------------------------------------
Donald G. Soderquist        45,872          0.65%         $19.969        7/31/08        $  729,824
                            84,264          1.21%         $39.875        1/13/09        $1,174,640
----------------------------------------------------------------------------------------------------
Bob L. Martin               30,046          0.43%         $19.969        7/31/08        $  478,032
                            58,684          0.84%         $39.875        1/13/09        $  818,055
----------------------------------------------------------------------------------------------------
H. Lee Scott, Jr.           30,046          0.43%         $19.969        7/31/08        $  478,032
                            70,220          1.01%         $39.875        1/13/09        $  978,867
----------------------------------------------------------------------------------------------------
Thomas M. Coughlin          27,544          0.39%         $19.969        8/11/08        $  491,110
                            58,684          0.84%         $39.875        1/13/09        $  818,055

(1) The exercise price generally equals the closing price of Wal-Mart stock on the date of grant. The options vest in seven equal annual installments beginning one year after grant. They expire ten years after grant.

(2) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The assumptions for options granted in August 1998 are: a 5.78 year expected life of the options; a dividend yield of 0.78%; expected volatility of 0.287% and a risk-free rate of return of

     5.48%. The following weighted-average assumptions were used to estimate the value of options granted on January 14, 1999: a 5.78 year expected life of the options; a dividend yield of 0.39%; expected volatility for Wal-Mart stock of 0.287%; and a risk-free rate of return of 4.47%.

Option Exercises and Fiscal Year End Option Values: This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 1999, and the number and value of options they held at fiscal year end. The table reflects shares as if the stock split has already occurred.

                                                               Number of Shares                Value of Unexercised
                            Shares           Value          underlying Unexercised                 In-the-Money
                          acquired on       realized      Options at fiscal year end     Options at fiscal year end ($)(2)
     Name                  exercise          ($)(1)        Exercisable   Unexercisable    Exercisable      Unexercisable
----------------------------------------------------------------------------------------------------------------------------
David D. Glass              160,000        3,357,496          658,074      1,436,322       21,511,411       19,052,098
----------------------------------------------------------------------------------------------------------------------------
Donald G. Soderquist         44,448        1,513,314          474,854      1,036,342       15,398,449       13,900,624
----------------------------------------------------------------------------------------------------------------------------
Bob L. Martin                     0                0          213,634        552,562        6,059,434        7,268,760
----------------------------------------------------------------------------------------------------------------------------
H. Lee Scott, Jr.                 0                0          148,266        468,992        4,807,580        7,047,374
----------------------------------------------------------------------------------------------------------------------------
Thomas M. Coughlin           56,558        1,464,932           38,160        332,162        1,031,722        6,289,032

(1) The value realized equals the difference between the option exercise price and the closing price of Wal-Mart stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Wal-Mart stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Wal-Mart stock on Friday, January 29, 1999, as reported in The Wall Street Journal, was $43, as adjusted for the stock split payable on April 19, 1999.


                                STOCK OWNERSHIP

  The following tables set forth ownership of Wal-Mart stock by major shareholders, directors and executive officers of the Company. The table reflects share ownership as if the stock split has already occurred.

                      Ownership of Major Shareholders (1)
                      -------------------------------

  There were 4,449,818,854 shares of Wal-Mart stock issued and outstanding on March 31, 1999. The following table lists the beneficial owners of 5% or more of Wal-Mart Stock as of March 31, 1999.


                                  Direct or Indirect      Indirect with
  Name and Address of              with Sole Voting       Shared Voting
   Beneficial Owner              and Investment Power  and Investment Power       Total       Percent of Class
----------------------------------------------------------------------------------------------------------------
Alice L. Walton (1)                     7,881,750         1,695,749,864        1,703,631,614       38.29%
----------------------------------------------------------------------------------------------------------------
Helen R. Walton (1)                     3,320,548         1,695,746,480        1,699,067,028       38.18%
----------------------------------------------------------------------------------------------------------------
Jim C. Walton (1)                      13,323,902         1,695,746,480        1,709,070,382       38.41%
----------------------------------------------------------------------------------------------------------------
John T. Walton (1), (3)                12,538,780         1,695,974,664        1,708,513,444       38.40%
----------------------------------------------------------------------------------------------------------------
S. Robson Walton (1), (2)               4,150,020         1,696,084,436        1,700,234,456       38.21%

(1) The shares listed as beneficially owned by each person include 1,695,746,480 shares held by Walton Enterprises, L.P. Helen R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton, Alice L.

     Walton and a trust for the benefit of Helen R. Walton are the general partners. The general partners have the power to sell and vote the shares. The business address of each partner is P.O. Box 1508, Bentonville, Arkansas 72712.

(2) The number includes 209,422 shares that S. Robson Walton had a right to acquire within 60 days after March 31, 1999, through the exercise of stock options. It also includes 52,830 shares held in the Company's Profit Sharing Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these shares.

(3) The number includes 4,634 phantom stock shares received as director compensation.


                      Holdings of Officers and Directors
                      ----------------------------------

This table shows the amount of Wal-Mart stock held by each director, Wal-Mart's Chief Executive Officer, and the four other most highly compensated officers on March 31, 1999. It also shows the stock held by all of Wal-Mart's directors and executive officers as a group on that date. Share ownership numbers reflect the stock split payable on April 19, 1999.


                                            Direct or Indirect       Indirect with
                                            with Sole Voting and   Shared Voting and                       Percent
   Name of Beneficial Owner                 Investment Power (1)   Investment Power      Total             of Class
   ------------------------------------------------------------------------------------------------------------------
     Jeronimo Arango (2)                               2,040                  0              2,040             *
     ----------------------------------------------------------------------------------------------------------------
     John A. Cooper, Jr.                             439,582              4,600            444,182             *
     ----------------------------------------------------------------------------------------------------------------
     Thomas M. Coughlin                              263,166            189,906            453,072             *
     ----------------------------------------------------------------------------------------------------------------
     Stephen Friedman (3)                              4,634             40,000             44,634             *
     ----------------------------------------------------------------------------------------------------------------
     Stanley C. Gault                                 26,378                  0             26,378             *
     ----------------------------------------------------------------------------------------------------------------
     David D. Glass                                5,235,412                  0          5,235,412             *
     ----------------------------------------------------------------------------------------------------------------
     Roland A. Hernandez                               5,168                  0              5,168             *
     ----------------------------------------------------------------------------------------------------------------
     Dr. Frederick S. Humphries                        6,566                  0              6,566             *
     ----------------------------------------------------------------------------------------------------------------
     E. Stanley Kroenke                            1,077,668         61,781,928         62,859,596          1.41%
     ----------------------------------------------------------------------------------------------------------------
     Bob L. Martin                                   433,958             35,862            469,820             *
     ----------------------------------------------------------------------------------------------------------------
     Elizabeth A. Sanders                              8,440                  0              8,440             *
     ----------------------------------------------------------------------------------------------------------------
     H. Lee Scott, Jr.                               374,166              3,148            377,314             *
     ----------------------------------------------------------------------------------------------------------------
     Jack Shewmaker                                3,461,954                  0          3,461,954             *
     ----------------------------------------------------------------------------------------------------------------
     Donald G. Soderquist                          4,221,238            168,712          4,389,950             *
     ----------------------------------------------------------------------------------------------------------------
     Dr. Paula Stern                                   8,906                  0              8,906             *
     ----------------------------------------------------------------------------------------------------------------
     Jose H. Villarreal                                1,168                  0              1,168             *
     ----------------------------------------------------------------------------------------------------------------
     John T. Walton (4)                           12,538,780      1,695,974,664      1,708,513,444         38.40%
     ----------------------------------------------------------------------------------------------------------------
     S. Robson Walton (4)                          4,150,020      1,696,084,436      1,700,234,456         38.21%
     ----------------------------------------------------------------------------------------------------------------
     Directors and Executive Officers
     as a Group (26 persons) (2)                  34,071,522      1,759,198,914      1,793,270,436         40.28%

* Less than one percent

(1) These amounts include shares that the following persons had a right to acquire within 60 days after March 31, 1999, through the exercise of stock options and shares they hold in the Profit Sharing Plan. These share numbers are shown in the following table:

                                    Stock options exercisable   Shares held in the
          Name                            within 60 days        Profit Sharing Plan
  ----------------------------------------------------------------------------------
   Thomas M. Coughlin                          38,160                  35,882
  ----------------------------------------------------------------------------------
   David D. Glass                             506,074                 177,136
  ----------------------------------------------------------------------------------
   Bob L. Martin                              213,634                  12,928
  ----------------------------------------------------------------------------------
   H. Lee Scott, Jr.                          148,266                  23,196
  ----------------------------------------------------------------------------------
   Donald G. Soderquist                       474,854                  67,468
  ----------------------------------------------------------------------------------
   S. Robson Walton                           209,422                  52,830
  ----------------------------------------------------------------------------------
   Directors and Officers as a Group        1,953,284                 559,368


The Holdings of Officers and Directors also include phantom stock received by certain of Wal-Mart's outside directors as part of their compensation, as follows: Mr. Cooper (12,626), Mr. Friedman (4,634 shares), Mr. Gault (5,442 shares), Mr. Hernandez (1,168 shares), Dr. Humphries (5,766 shares), Mr. Kroenke (7,674 shares), Dr. Stern (7,906 shares), Mr. Villarreal (1,168 shares) and Mr.
J. Walton (4,634 shares).

(2) Jeronimo Arango and two of Wal-Mart's executive officers each own shares of the common stock of Cifra S.A. de C.V., a majority-owned subsidiary of Wal-Mart. The Company does not have information regarding the number of shares owned by Mr. Arango, but believes him to be a substantial shareholder of Cifra stock. The two executive officers owned 10,631 Cifra shares at March 31 through American Depository Receipts. As of March 31, 1999, Cifra had 3,929,839,724 Series "V" shares and 664,828,776 Series "C" shares issued and outstanding.

(3) Amounts shown for Stephen Friedman include 40,000 shares held by the Stephen and Barbara Friedman Foundation.

(4) Amounts shown for S. Robson Walton and John T. Walton in this column include 1,695,746,480 shares held by Walton Enterprises, L.P.


                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Wal-Mart's executive officers, directors and persons who own more than 10% of the Company's stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Wal-Mart.

   SEC regulations require Wal-Mart to identify anyone who filed a required report late during the most recent fiscal year. Based solely on review of reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 31, 1999, all Section 16(a) filing requirements were met except that Donald G. Soderquist inadvertently filed one month late a report showing a sale of stock.

                            STOCK PERFORMANCE CHART

     This graph shows Wal-Mart's cumulative total shareholder return during the last five fiscal years ended January 31, 1999. The graph also shows the cumulative total returns of the S&P 500 Index and the published retail industry index. The comparison assumes $100 was invested on January 31, 1994, in Wal-Mart stock and in each of the indices shown and assumes that all of dividends were reinvested.

                             [CHART APPEARS HERE]

Wal Mart Stores Inc (WMT)
 Cumulative Total Return
                                 1/94  1/95  1/96  1/97  1/98  1/99
WAL-MART STORES, INC.             100    87    78    92   155   336
S & P 500                         100   101   139   176   224   296
S & P RETAIL STORES COMPOSITE     100    93   100   119   177   290

              ITEM 2: INCREASE IN THE NUMBER OF AUTHORIZED SHARES

     The Board of Directors recommends your approval of an amendment to the first sentence of the Fourth Article of the Company's Restated Certificate of Incorporation to increase the number of total authorized shares of the Company's Common Stock (the "Shares") from 5,500,000,000 to 11,000,000,000.

     As of March 31, 1999, in addition to the 2,224,909,427 Shares issued and outstanding, an additional 45,000,000 Shares were reserved for issuance under the Company's Associate Stock Purchase Plan, 80,000,000 Shares were reserved for issuance under the Stock Incentive Plan, and 10,000,000 Shares were reserved for issuance under the Company's 401(k). Therefore, as of March 31, 1999, there were a total of 2,359,909,427 Shares either issued and outstanding or reserved for issuance out of a total of 5,500,000,000 authorized Shares. The foregoing Share totals are stated on a pre-split basis.

     The Board has approved a two-for-one stock split with a payable date of April 19, 1999. Upon completion of this stock split and if the proposed increase is approved, a total of 4,719,818,854 Shares will be either issued and outstanding or reserved for issuance and a total of 6,280,181,146 common Shares will be available for subsequent issuance or reservation.

     The proposed increase ensures that an adequate supply of authorized unissued Shares are available for general corporate needs, such as future stock dividends or splits, raising additional capital or financing acquisitions. The additional Shares proposed to be authorized would be available for issuance without further action by the shareholders, unless required by the Company's Restated Certificate of Incorporation, Bylaws, applicable law or stock exchange rules.

          There are currently no plans relating to issuing the additional Shares proposed to be authorized. Under the Fourth Article of the Restated Certificate of Incorporation, the Board of Directors has the authority to issue shares on any terms it deems appropriate, subject to applicable law. Issuance of additional Shares may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders. However, until the Board of Directors determines the specific use and price for the Shares that may be issued, the actual effect on the holders of the presently issued Shares cannot be ascertained. Similarly, the tax impact, if any, on the Company and existing shareholders cannot be determined until such actions are taken.

     Under certain circumstances, the Company could use the additional unissued Shares to create impediments for persons seeking to acquire control of the Company or issue some or all of those unissued Shares to satisfy the voting requirements imposed by Delaware law or the Company's Restated Certificate of Incorporation for certain corporate actions. However, the proposed increase in the common shares is not designed to deter or prevent a change of control.

     The Board has unanimously adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation, declaring its advisability and directing that the proposed amendment be submitted to the shareholders for their approval at the Annual Meeting. If approved by the shareholders, the amendment will become effective upon filing an appropriate certificate of amendment with the Delaware Secretary of State.


     The Board of Directors recommends a vote FOR Proposal 2.


 ITEM 3: SHAREHOLDER PROPOSAL REGARDING ENDORSEMENT OF THE CERES PRINCIPLES FOR
                      PUBLIC ENVIRONMENTAL ACCOUNTABILITY

     The following shareholder proposal was received from the Sisters of Saint Francis of Assisi, 3221 South Lake Drive, St. Francis, Wisconsin 53235-3799, holder of 12,000 shares on a post-split basis, and seven other shareholders. Their names, addresses and the number of shares they hold will be provided upon request.

WHEREAS:

All leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

The integrity, utility, and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of a generally accepted environmental disclosure standards.

The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporations in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

CERES has also gathered leading international organizations, including the United Nations Environment Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston Massachusetts 02116, (617) 247-0700 or at www.ceres.org).

RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                             SUPPORTING STATEMENT

Recent studies show that the integration of environmental commitment into business operations provide competitive advantage and improve long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

The goal of the CERES Principles is continuous improvement in corporate environmental performance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

Your vote FOR this resolution serves the best interests of our Company and its shareholders.

WAL-MART'S STATEMENT IN OPPOSITION TO THE CERES PRINCIPLES SHAREHOLDER PROPOSAL

The Board of Directors believes that adopting this proposal would unduly burden Wal-Mart and its shareholders while adding nothing to Wal-Mart's environmental efforts. Adoption of the CERES Principles would require a lengthy and complex annual report and additional administrative costs for programs that already exist within Wal-Mart.


Recycling and Reducing Waste: Recycling is a high priority at Wal-Mart. Wal-Mart has recycling programs for cardboard, plastics, aluminum cans, car batteries, used motor oil, fluorescent light bulbs, paint, and paper products. Wal-Mart also works to reduce waste by encouraging vendors to reduce packaging.

Wal-Mart Uses Energy Wisely: Wal-Mart's stores have advanced energy management systems to regulate and reduce energy use. Many stores have skylights that allow sunlight to light the stores. Wal-Mart is dedicated to reducing energy use.

Safety is the Way We Do Business: We strive to provide a safe shopping experience for our customers and a safe place to work for our associates. Every associate is involved in the safety effort and each store has a safety team.

Wal-Mart Lends a Helping Hand: Wal-Mart gives money to environmental programs. By issuing environmental grants, Wal-Mart helps restore and improve our environment. Associates volunteer their time to help with many of these programs.

Getting the Word Out: Wal-Mart publishes information regarding its environmental programs on the Internet at www.wal-mart.com. There are signs in every store showing our commitment to recycling and environmentally safe products. Our volunteer efforts in the communities have spread the word about our pro-active efforts to promote environmental programs.

Wal-Mart's long tradition of sensitivity to the environment was highlighted in 1993 when we received the United Nation's Earth Summit Award for our first environmentally sensitive store in Lawrence, Kansas. Our environmental efforts are guided, not only by the Company's management, but also by its Environmental Advisory Board, which was created in 1989. National experts, as well as representatives of our vendors, serve on the Environmental Advisory Board and work with us to set new goals and explore new programs.

Wal-Mart believes that these programs support its four environmental commitments to: (1) provide environmentally-improved products to our customers, (2) support educational programs for children, (3) seek better ways to build and operate Wal-Mart stores and offices, and (4) support and encourage local community environmental activities.

Wal-Mart already practices many of the principles suggested by this proposal.
We work to sustain natural resources, reduce waste, promote safety and safe products, protect the environment, and inform the public about our efforts. The Board of Directors does not believe any benefit to the environment would result from this additional administrative effort and cost. For these reasons, the Board urges you to vote against this proposal.


 ITEM 4: SHAREHOLDER PROPOSAL REGARDING FINANCIAL AND SOCIAL ACCOUNTABILITY IN
                            EXECUTIVE COMPENSATION

   The following proposal was received from the School Sisters of Francis, U.S. Providence, 4127 N. Central Park, Chicago, Illinois 60618, holder of 16,000 shares on a post-split basis.

   We believe that both social and financial criteria should be factors in fixing compensation packages for top corporate officers. Public scrutiny on compensation is reaching a new intensity--not just for the Chief Executive Officer, but for all executives. Too often, top executives receive considerable increases in compensation packages even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

   Increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Between 1990 and 1996, CEO cash compensation rose 90 percent, vastly exceeding a 19 percent increase on factory wages and S&P 500 earnings growth of 78 percent. (Business Week Survey of Executive Compensation; Bureau of Labor Statistics)

   In 1995, U.S. CEOs earned on average 209 times the average factory workers pay, a dramatic rise from the 42 times reported in 1980.

   Shareholders need to be vigilant and challenge executive pay packages that reward bad social or financial corporate performance, asking themselves: if top officers' pay for a given year should be reduced if the company suffers from poor corporate citizenship that harms our corporate image or costly fines, protracted litigation, loss of government contracts, or significant loss of market share on their watch; if CEO compensation should be affected if the company is faced with consumer boycotts or public relations problems because of what American Indians and other people of color call racially offensive images; if a pattern of discrimination or sexual harassment should be grounds for a decreased compensation package.

   Companies, including Bristol-Myers Squibb, Eastman Kodak, IBM, and Procter and Gamble have reported to shareholders on how they integrate these factors into their compensation packages, understanding the importance of being socially responsible.

     We believe these questions deserve the careful scrutiny of our Board of Directors and the Compensation Committee and go beyond what the SEC requires a company to include in the annual proxy statement.

     RESOLVED: Shareholders request the Board institute a special Executive Compensation Review and prepare a report available to shareholders four months from the date of the annual meeting, with the results of the review and recommended changes in practice. This review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for top executives. The review should focus on the following questions:

1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

2. Ways to link compensation to social corporate performance (e.g., incentives given for meeting or surpassing certain social and performance standards).

3. Comparison of compensation packages for company officers with lowest paid company employees in the U.S. and around the world.

4. Whether there should be a ceiling on top executives' salaries to prevent our company from paying excessive compensation or a ratio linking the top salary and the lowest salary.

5.   Whether compensation should be frozen in the event of massive layoffs.

             WAL-MART'S STATEMENT IN OPPOSITION TO THE EXECUTIVE
                       COMPENSATION SHAREHOLDER PROPOSAL

     The Company believes that adoption of this proposal is unnecessary because detailed information on executive compensation is disclosed annually in the Company's proxy statement. The cost and time associated with preparing a redundant report on executive compensation would outweigh any benefit that shareholders may obtain from receiving the additional information.

     Wal-Mart owes it to the shareholders to provide compensation that attracts the best and most visionary leaders there are in the retail industry in order to sustain our growth and profitability. The Compensation and Nominating Committee, which consists entirely of non-employee directors, annually reviews the Company's executive compensation programs to ensure that Wal-Mart provides the level of compensation needed to attract and retain the talent necessary to achieve the Company's objectives. The Committee also assures that compensation levels are linked to performance factors which, if achieved, will increase shareholder value. To continue to grow, Wal-Mart, as a Fortune 500 company, must compensate its executives competitively.

     Clearly, Wal-Mart's executive compensation is not excessive in light of the Company's financial and social performance (e.g. FYE 1999 16.7 percent increase in sales, 25.6 percent increase net income, and 108 percent total shareholder return). In its March 1999 issue, Fortune Magazine rated Wal-Mart as the sixth Most Admired Company in America. Wal-Mart is also the only discount retailer recognized by Fortune's 100 Best Companies to Work For survey. The Cone/Roper survey recently found that more Americans named Wal-Mart as a good corporate citizen than any other company.

     The Company agrees that executive compensation must be closely scrutinized; this is the function of the Compensation and Nominating Committee of the Board of Directors. The Company does not believe that any substantial benefit will result from your affirmative vote. For these reasons, the Board urges you to vote against this proposal.

          ITEM 5: SHAREHOLDER PROPOSAL REGARDING GLASS CEILING REVIEW

     The following shareholder proposal was received from the Sisters of Charity of The Incarnate Word, PO Box 230969, 6510 Lawndale, Houston, TX 77223-0969, holder of at least 2,000 shares on a post-split basis, and one other filer whose name, address and number of shares held will be provided upon request.

     The term "glass ceiling" was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act establishing a bipartisan twenty-nine member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

     In 1991, then Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, "[this] confirm[s] what many of us have suspected all along - the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions" and "for this Senator, the issues boils down to ensuring equal access and equal opportunity."

     Chairperson of the Glass Ceiling Commission Robert Reich stated, "The glass ceiling is not only an egregious denial of social justice that affects two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business." And "...we need to attract and retain the best, most flexible workers arid leaders available, for all levels of the organization."

     The stated vision of the Glass Ceiling Commission is "a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long-term success of the United States in domestic arid global market places." The report revealed that women made up 45.7 percent of the total workforce and earned over half of all Master degrees, yet 95 percent of senior-level managers remain men. Women today earn about $.72 for every dollar earned by men.

     The Glass Ceiling Commission Report, released in 1995, confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of Standard and Poor 500 companies revealed, "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were really two and one half times better than otherwise comparable companies."

     We believe top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive.

     RESOLVED: Shareholders request the Board of Directors prepare a report, at reasonable cost and excluding confidential information, available to shareholders four months from the date of the annual meeting on our progress in response to the Glass Ceiling Commission's business recommendations, including a review of:

(1) Steps company has taken to use the Glass Ceiling Commission Report and management's recommendations flowing from it.

(2) Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

(3) Explanation of how executive compensation packages and performance evaluations integrate company efforts in breaking the glass ceiling.

(4) The top one hundred or one percent of company wage earners broken down by gender and race.

  WAL-MART'S STATEMENT IN OPPOSITION TO THE GLASS CEILING SHAREHOLDER PROPOSAL

   Wal-Mart associates are recruited, hired, trained and promoted based on their qualifications without regard to race, color, gender, religion, national origin, age, physical or mental impairment or veteran status. We strive to attract and retain associates that reflect the diversity of our customers and the communities in which we serve. This makes good business sense and has been beneficial to the social and financial performance of the Company. The Company understands the importance of adhering to these principles. The Company does not, however, agree with reporting its progress based on the Glass Ceiling Commission Report.

   Wal-Mart's Diversity Action Committee formed the following mission statement regarding our diversity goals: "To create and foster an environment in which differences in people and culture are respected and reflected in every aspect of our Company." We have implemented Company-wide programs addressing leadership development, employee mentoring and workforce diversity. These programs give Wal-Mart a competitive advantage when recruiting and hiring qualified candidates.

   Our goal is to increase awareness of the importance of diversity and commit to the principles expressed in our mission statement. The Board of Directors does not believe that the public dissemination of reports that contain sensitive information protected from public disclosure by federal law promotes a workplace where each individual is judged fairly according to her or his efforts and abilities.

   The Company agrees with the general principles and objectives of the proposal, however, the Company does not believe it is in the best interest of the shareholders to increase the burden the federal government has already placed on the Company by requiring the preparation and dissemination of the requested report. For these reasons, the Board urges you to vote against this proposal.


             ITEM 6: SHAREHOLDER PROPOSAL REGARDING THE IMPACT OF
                   DEVELOPMENT ON CULTURALLY SENSITIVE AREAS

   The following shareholder proposal was received from the Sinsinawa Dominicans, Inc., 2128 S. Central Park Avenue, Chicago, IL 60623, holder of 90 shares on a post-split basis.

WHEREAS, Wal-Mart currently is participating in development efforts which involve the destruction of an ancient burial site in Tennessee;

WHEREAS, state archeologists have confirmed that the site contains more than 100 graves that have rested in that location for over 800 years;

WHEREAS, community residents and other groups are vehemently opposing the construction plan and are calling for a nation-wide boycott of Wal-Mart;

WHEREAS, the policy of our Company in this particular development project raises the possibility that other Wal-Mart development projects may also disregard culturally sensitive and sacred lands;

WHEREAS, current local resistance to our Company's plans and activities in Tennessee and other locations may create an unstable investment climate, jeopardizing returns to shareholders;

RESOLVED that the shareholders request the Board of Directors to provide a full written report to all shareholders within four months following the next annual meeting. This report (not directly affecting the competitive nature of our Company) shall include the following information on specific aspects of our development activities:


I. HUMAN, SOCIAL AND ENVIRONMENTAL CONCERNS

   A. In those areas where development is proposed or presently underway describe Company policies regarding:

      1. Impact on any culturally sensitive sites or sacred lands of ancient or present day indigenous communities;

      2.  Impact on those elements unique to specific local environments;

   B. What is our Company's policy regarding claims by indigenous groups regarding the sacred nature of lands on or near which our Company has operations?

II. LOCAL RESISTANCE

   For each current development project, describe our Company's relationship with the governments, indigenous groups and private citizens in the project area. Describe the nature of and reasons for any public opposition to our Company's operations wherever this may occur.

             WAL-MART'S STATEMENT IN OPPOSITION TO THE IMPACT ON
                       DEVELOPMENT SHAREHOLDER PROPOSAL

  Wal-Mart follows all local and state laws when opening new locations. When a new location is opened, Wal-Mart supports local communities by providing hundreds of jobs for local residents, paying millions of dollars in the form of property and sales taxes, partnering with local and regional suppliers of merchandise, distributing educational and environmental grants, and by sponsoring local and national charities.

  In January 1998 a Nashville developer began developing a shopping center, which included a Wal-Mart on land not owned by Wal-Mart. Prior to any development on the land, the local planning commission in Nashville approved the site for commercial development on more than one occasion. The development plan for this site called for a relocation of the burial site, not its destruction as suggested by the proposal. The State Archeologist in Nashville said that the developer was complying with all State and local laws in the burial site relocation. According to the Tennessee Division of Archaeology, similar relocation projects have occurred a dozen times over the past several years and this is a common and legal occurrence. The specific site in Nashville will be relocated to an area on the property where the burials will be secured with a fence to protect from vandalism. This site will exceed all landscaping and greenspace requirements with the front section of the property to be developed as a park. Twenty-three acres on the site remain undisturbed with natural grass, trees and other vegetation.

  Wal-Mart is sensitive to the needs of the communities in which it operates. This commitment is demonstrated by the more than $127 million that was raised and contributed on behalf of Wal-Mart to local communities around the nation last year. The Company does everything reasonable to assure that the impact we have on a community is positive. Individuals and other groups often oppose Wal-Mart's development to advance their own personal agendas. Wal-Mart has proven that its stores flourish in communities nationwide, even where opposition to our growth has been the strongest.

  Wal-Mart does not believe that any substantial benefit will come from your affirmative vote. For these reasons, the Board urges you to vote against this proposal.

         SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  If you want to present a proposal at the 2000 Annual Meeting, send the proposal to Robert K. Rhoads, Secretary of the Company, Bentonville, Arkansas 72716, by registered, certified, or express mail. Proposals must be received on or before December 10, 1999.

  The Company carefully considers all proposals and suggestions from shareholders. If a proposal is clearly in the best interests of Wal-Mart and its shareholders, the Company will implement it without including it in the proxy statement, unless a shareholder vote is required by law.

  If you want to recommend a director candidate, please write to Robert K. Rhoads, Secretary of the Company, providing the recommended candidate's name, biographical information and qualifications. Wal-Mart's management will forward information about the most highly qualified candidates to the Compensation and Nominating Committee for consideration.

                              INDEPENDENT AUDITORS

  Ernst & Young LLP has been selected as the Company's independent auditors. Ernst & Young and its predecessor, Arthur Young & Company, have been Wal-Mart's independent auditors since prior to the Company's initial offering of securities to the public in 1970. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.


                                  By Order of the Board of Directors

                                        /s/ ROBERT K. RHOADS

                                          Robert K. Rhoads
                                             Secretary

Bentonville, Arkansas
April 19, 1999

                              (LOCATION MAP HERE)


                                ADMITTANCE SLIP
                             WAL-MART STORES, INC.
                         Annual Meeting of Shareholders

  Place: Bud Walton Arena
         University of Arkansas Campus (parking on North Razorback Drive) Fayetteville, Arkansas

  Time:  June 4, 1999, 9:00 A.M. CDST
         (Pre-meeting activities at 7:00 A.M.)

                         Casual dress is recommended.

Please present this slip at the entrance. You may bring guests, but we reserve the right to limit the number of your guests. Photographs for use in Company publications will be taken at the Annual Meeting. By attending, you waive any claim to these photographs. Camcorders or video taping equipment of any kind are expressly prohibited.

                             Wal-Mart Stores, Inc.
                             Bentonville, AR 72716
                                 501/273-4000
                               www.wal-mart.com

                                     PROXY

                          WAL-MART STORES, INC. PROXY
  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE
       SHAREHOLDERS OF  WAL-MART STORES, INC. TO BE HELD ON JUNE 4, 1999

     I have received the Notice of Annual Meeting of Shareholders to be held on June 4, 1999, and a Proxy Statement furnished by Wal-Mart's Board of Directors for the Meeting. I appoint S. ROBSON WALTON and DAVID D. GLASS, or either of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Annual Meeting on June 4, 1999 in the manner shown on this form as to the following matters and in his discretion on any other matters that come before the Meeting. If I participate in the Wal-Mart Stores, Inc. Profit Sharing Plan or if I have a portion of my interest in the 401(k) Plan invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the following matters and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 4, 1999:

01 Jeronimo Arango, 02 John A. Cooper, Jr., 03 Stephen Friedman, 04 Stanley C. Gault, 05 David D. Glass, 06 Roland A. Hernandez, 07 Dr. Frederick S. Humphries, 08 E. Stanley Kroenke, 09 Elizabeth A. Sanders, 10 Jack C. Shewmaker, 11 Donald
G. Soderquist, 12 Dr. Paula Stern, 13 Jose H. Villarreal, 14 John T. Walton, 15
S. Robson Walton.

                         (Change of Address/Comments)

                   ----------------------------------------

                   ----------------------------------------

                   ----------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                             FOLD AND DETACH HERE

                             WAL-MART STORES, INC.

                        Annual Meeting of Shareholders

                                 June 4, 1999
                               9:00 a.m. (CDST)
                     (Pre-meeting activities at 7:00 a.m.)

                               Bud Walton Arena
                            University of Arkansas
                            Fayetteville, Arkansas



ELECTRONIC ACCESS TO WAL-MART'S ANNUAL REPORT AND PROXY MATERIALS

Help Wal-Mart reduce expenses as well as eliminate bulky materials from your mail. Sign-up for internet access to Wal-Mart's proxy materials and Annual Report. If you enroll in this service, we will e-mail you the Annual Report and proxy statement on-line, along with instructions that will enable you to cast your vote. To sign-up, access http://www.econsent.com/wmt and follow the instructions indicated so that you will receive next year's proxy materials and Annual Report electronically.

X  Please mark your                                                         6973
   votes as in this
   example.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted FOR items 1 and 2, and AGAINST items 3, 4, 5, and 6.

                 The Board of Directors recommends a vote FOR:

1. Election of Directors  (see reverse)

           FOR      WITHHELD

FOR, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. An increase in authorized shares of Wal-Mart Stores, Inc. Common Stock.

           FOR      AGAINST       ABSTAIN

               The Board of Directors recommends a vote AGAINST:

3. A shareholder resolution regarding environmental accountability

           FOR      AGAINST       ABSTAIN

4. A shareholder resolution regarding financial and social accountability in executive compensation

           FOR      AGAINST       ABSTAIN

5. A shareholder resolution regarding glass ceiling review

           FOR      AGAINST       ABSTAIN

6. A shareholder resolution regarding the impact of development on culturally sensitive areas

           FOR      AGAINST       ABSTAIN

                                                                      Change
                                                                    of Address
                                                                   (see reverse)

Signature(s) ___________________________________________________  Date _________

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             FOLD AND DETACH HERE

                                   VARIABLE

                                Control Number

--------------------------------------------------------------------------------
     Wal-Mart Stores, Inc. encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.
     To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.
     To vote over the internet:   Log on to the internet and go to the voting
                                  web site
                                  http://www.eproxyvote.com/wmt
     To vote over the telephone:  On a touch-tone telephone call 1-877-PRX-VOTE
                                  (1-877-779-8683)
                                  24 hours a day 7 days a week.
     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.
     If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.
--------------------------------------------------------------------------------

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